July 24, 2007

Megola Inc. (Megola) and Pacific Channel Ltd. (PCL) acknowledge that PCL has fulfilled all loan obligations on Megola’s behalf to FireStop USA, LLC (Note and Security Agreement dated February 9, 2007) in their entirety.

As a result Megola and PCL have entered into a Note and Security Agreement as of July 24, 2007.

Megola, Inc. By: /s/Joel Gardner, President Joel Gardner, President	Pacific Channel Ltd. By: /s/ Lusmiati Marsudidjaja Lusmiati Marsudidjaja